MIRION TECHNOLOGIES, INC.
EXECUTIVE SEVERANCE PLAN
1.Purpose
The purpose of this plan is to set forth and apply the terms and conditions of the severance policy approved by the Compensation Committee of the Board of Directors of Mirion Technologies, Inc., a Delaware corporation (the “Company”) on November 18, 2021, according to which the Company and its subsidiaries may provide severance payments and benefits under this Mirion Technologies, Inc. Executive Severance Plan (the “Plan”) to an eligible executive or other key employee whose employment is terminated by the Company or the Employer without Cause or who terminates his or her employment for Good Reason (as each term is defined below) and who meets the eligibility requirements defined in this Plan. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
The Plan is effective as of August 7, 2023 (the “Effective Date”).
2.Definitions
(a) “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.
(b)“Administrator” means the Compensation Committee of the Board, unless and to the extent another duly authorized committee is designated by the Board. If there is no Compensation Committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan, but only to the extent of such delegation.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means (A) if an Employment Agreement remains in place, the definition of “Cause” set forth in that Employment Agreement, or (B) if no Employment Agreement is in place, : (i) any theft, fraud, embezzlement, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, falsification of any documents or records of the Company or any of its Affiliates, felony or similar act by Participant (whether or not related to Participant’s relationship with the Company); (ii) an act of moral turpitude by Participant, or any act that causes significant injury to, or is otherwise adversely affecting, the reputation, business, assets, operations or business relationship of the Company (or a Subsidiary or Affiliate, when applicable); (iii) any breach by Participant of any material agreement with or of any material duty of Participant to the Company or any Subsidiary or Affiliate thereof (including breach of confidentiality, non-disclosure, non-use non-competition or non-solicitation covenants towards the Company or any of its Affiliates) or failure to abide by code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iv) any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate or Subsidiary, including disclosure of confidential or proprietary information thereof or acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds, or promises to receive either, from individuals, consultants or corporate entities that the Company or a Subsidiary does business with; or (v) Participant’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the improper use or disclosure of confidential or proprietary information). For the avoidance of doubt, the determination as to whether a termination is for Cause for purposes of this Plan, shall be made in good faith by the Committee and shall be final and binding on Participant.
(e)“Change in Control” means the definition ascribed to such term in the Company’s 2021 Omnibus Incentive Plan, as may be amended from time to time, or any successor to that plan.
(f)“Change in Control Termination” means a Participant’s employment with the Company Group is terminated (i) by a Company Group member without Cause or (ii) by the Participant for Good Reason, in either case within 12 months following a Change in Control.
(g)“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(h)“Company Group” means the Company and each of its subsidiaries and affiliates (including the Employer).
(i)“Compensation Committee” means the Compensation Committee of the Board.
(j)“Disability” means a physical or mental condition that, after reasonable accommodation, has prevented a Participant from performing satisfactorily his or her duties hereunder for a period of at least (i) 120 consecutive days or (ii) 180 non-consecutive days in any 365 day period; provided that if and to the extent that the Participant’s disability is a trigger for the payment of “deferred compensation” (as defined in Section 409A), “Disability” means that the Participant is “disabled” as defined in Section 409A(a)(2)(C) of the Code.
(k)“Employer” means the member of the Company Group that employs the Participant.
(l)“Employment Agreement” means a written employment agreement by and between a Participant and a member of the Company Group other than an offer letter.
(m)“Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units, limited liability company interests (including synthetic interests) and any other Company Group equity or equity-based compensation awards granted after October 21, 2021.
(n) “Good Reason” means (A) if a Participant is party to an Employment Agreement, the definition of “Good Reason” set forth in that Employment Agreement, or, (B) if no such Employment Agreement is in place or the Employment Agreement does not include a definition of Good Reason, (i) a material diminution in a Participant’s duties, authorities, and responsibilities that is inconsistent with the Participant’s position (other than isolated actions not taken in bad faith and remedied by the applicable member of the Company Group within the cure period set forth below); (B) a material reduction by a Company Group member in the Participant’s base salary or target bonus opportunity, other than any such reduction that applies generally to similarly situated employees of the Company Group; or (C) the relocation of the Participant’s principal place of employment to a location outside a 50 mile radius from its immediately prior location; provided that, for the avoidance of doubt, clause (C) shall not give rise to Good Reason in the event the Participant is provided with a remote work arrangement including, without limitation, in lieu of relocation, or the Participant returns from a remote work location to the Participant’s previous principal place of employment; provided further that, in each case, (x) the Participant shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 60 days following the first occurrence of such circumstances; (y) the Company shall have 30 days following receipt of such notice to cure such circumstances; and (z) if the Company has not cured such circumstances within such 30-day period, the Participant shall terminate his or her employment or service not later than 30 days after the end of such 30-day period. For the avoidance of doubt, if the Participant does not deliver a written notice to the Company specifying the circumstances alleged to constitute Good Reason within 60 days following the first occurrence of such circumstances, the event will no longer constitute Good Reason.
(o)“Non-Change in Control Termination” means a Participant’s employment with the Company Group is terminated (i) by a Company Group member without Cause or (ii) by the Participant for Good Reason, in either case other than within 12 months immediately following the Change in Control.
(p)“Qualifying Termination” means, unless otherwise provided in a Participation Agreement, a Change in Control Termination or a Non-Change in Control Termination, in each case, subject to the limitations set forth in Section 3.
(q)“Participation Agreement” has the meaning set forth in Section 3.
(r)“Release” means an effective general release and waiver of claims against each member of the Company Group and each of their respective shareholders, officers, employees, directors, agents, attorneys, insurers, benefit plans, benefit plan administrators, and all of their predecessors, successors and assigns.
(s)“Release Effective Date” means the date on which the revocation period set forth in a Release (if any) expires without the releasor therein having revoked the Release, and the Release becomes non-revocable.
(t)“Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity.
(u)“Termination Date” means the date on which a Participant’s employment with the Company Group has terminated.
3.Eligibility
As of the Effective Date, each eligible executive will be eligible to receive severance benefits under the Plan (each such eligible executive or key employee, a “Participant”), subject in each case to the Participant having signed and delivered to the Company, within the time set by the Company, a participation agreement (the “Participation Agreement”) in a form provided by the Company.
A Participant will be eligible for the severance payments and benefits provided under the Plan if the Participant experiences a Qualifying Termination. For clarity, a Participant will not experience a Qualifying Termination if the Participant’s employment terminates for any reason not expressly specified as a Qualifying Termination, including (a) by the Company or the Employer for Cause, (b) due to the Participant’s Disability, (c) due to the Participant’s death, (d) due to the Participant’s voluntary retirement, (e) due to the Participant’s voluntary resignation without Good Reason, (f) upon or in connection with the Participant’s acceptance of employment with any division, subsidiary, affiliate or managed entity of any member of the Company Group or (g) due to the sale of the Employer (or any other member of the Company Group) or any business unit, facility, division or subsidiary thereof, to the extent the Participant is offered substantially equivalent employment by the purchaser or successor thereto.
If a Participant indicates an intention to resign and the Company or the Employer decides to accept the resignation at an earlier date, the Participant will not, for that reason, be entitled to severance under the Plan.
4.Severance Payments and Benefits
Upon a Participant’s Qualifying Termination, subject to Section 6 below, the Participant will be entitled to receive the following severance payments and benefits (the “Severance Benefits”):
(i)an amount equal to the Participant’s then-current base salary, multiplied by 0.5 (the “Severance Multiplier”);
(ii)an amount equal to the Participant’s annual bonus for the bonus performance period during which the Participant’s employment terminates, calculated based on actual performance achieved through the end of the applicable performance period, pro-rated for the number of calendar days during such performance period during which the Participant was employed, payable when such bonuses are normally paid or, if later, upon the Release Effective Date;
(iii)In the case of a Change in Control Termination, an amount equal to the Participant’s then-current target annual bonus, multiplied by the Severance Multiplier set forth below;
(iv)if the Participant is eligible for and properly elects health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of, or reimbursement for the cost of, the Participant’s COBRA premium payments (for the Participant and the Participant’s dependents) (less the portion of any such premiums that the Participant would have been required to pay for the Participant and the Participant’s dependents had the Participant continued to be employed) (the “Healthcare Continuation”) for a period ending on the earlier of (A) six (6) months from the Termination Date (the “Severance Period”) and (B) the date on which the Participant become eligible for health coverage from a subsequent employer; and
(v)any earned but unpaid bonus in respect of the most-recent bonus performance period ending prior to the Termination Date (the “Prior Earned Bonus”), payable when the bonus would have normally been paid or, if later, upon the Release Effective Date.
The amounts set forth in clause (i) and, if applicable, clause (ii), shall be paid in substantially equal installments over the applicable Severance Period set forth below in accordance with the Employer’s regular payroll practices; provided, however, that (x) no payments shall be made until the Release Effective Date, (y) if the period during which the Participant may execute the Release begins in one calendar year and ends in the next calendar year, then the payments will not commence until the second calendar year and (z) any such payments that are delayed pursuant to clauses (x) or (y) above will instead be made in the first payroll period to occur after the Release Effective Date and the start of the second calendar year (if applicable).
5.Treatment of Equity Awards
Notwithstanding any provision relating to the Participant’s Equity Awards, (i) upon a Participant’s Non-Change in Control Termination, the Participant’s Equity Awards shall immediately vest with respect to a portion of the applicable Equity Award as if the Participant had remained employed for the six (6) month period immediately following the Termination Date (without regard for any events that occur following the Termination Date), and (ii) upon a Change in Control Termination following the assumption of the Participant’s Equity Awards following or in connection with the Change in Control, all unvested Equity Awards shall immediately vest, with any equity awards that vest based on performance to vest at target level. The treatment of the Participant’s Equity Awards shall otherwise be governed by the terms of the applicable plan or award agreement pursuant to which such award was granted or any successor to such plan or award agreement, as applicable.
6.Participation: Requirement of Release and Waiver and Compliance with Covenants
In order to be eligible to receive the payments and benefits as outlined in Section 4, a Participant must: (a) sign and deliver to the Company, within the time set by the Company, an effective Release in a form provided by the Company (and not revoke the Release following delivery of the Release to the Company, if revocation is permitted); and (b) comply, and continue to comply, with the terms of the Release and of any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to any member of the Company Group, for the applicable duration of each such covenant. For the avoidance of doubt, in the event of a Participant’s breach of the terms of any restrictive covenant obligation to any member of the Company Group, including pursuant to the covenants set forth on Exhibit A and any other agreements with any member of the Company Group, the Participant shall not be entitled to any further payments or benefits under the Plan, and the Participant may (in the discretion of the Compensation Committee) be obligated to repay any amounts previously paid under the Plan and any other payments or benefits previously provided under the Plan may be subject to recovery pursuant any clawback or similar policy adopted by the Company.
7.Calculation of Severance Payment
Unless otherwise set forth in a Participation Agreement, Severance Benefits are determined in accordance with Section 4, and are subject to withholding of applicable federal, state and/or local taxes as required by law.
The Company shall have the discretion, from time to time and on a case-by-case basis, to provide any additional benefits, whether under the Plan or any other plan or arrangement, as it deems necessary or appropriate. In no event shall the provision of any such benefit for one Participant create a precedent or require that any other Participant be provided such benefit, either under the Plan or any other plan or arrangement.
8.Restrictive Covenants

The Participant acknowledges and agrees that the Participant is bound by and subject to all of the restrictive covenants set forth in the Restrictive Covenant Addendum attached hereto as Exhibit A.
9.Non-Duplication of Benefits; Survival of Other Benefits
Notwithstanding any other provision in the Plan to the contrary, if the Participant is entitled to any severance or similar benefits outside of the Plan by operation of applicable law or under any other Company (or other member of the Company Group)-sponsored plan, policy, contract or arrangement (a “Company Severance Policy”), the Participant’s benefits and payments provided under the Plan will be reduced by the value of the severance or similar benefits that the Participant receives by operation of applicable law or under any applicable Company Severance Policy, all as determined by the Administrator in the Administrator’s discretion.
10.Section 409A
To the extent any payments or benefits under the Plan are subject to Section 409A of the Code (“Section 409A”), the Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under the Plan subject to Section 409A:
(a)The Participant shall not be considered to have terminated employment with the Company Group unless the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A.
(b)Each separate payment to be made or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.
(c)If the Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service, to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).
The Company makes no representation that payments described in the Plan will be exempt from or comply with Section 409A.
11.Section 280G
In the event that the severance and other benefits provided for in the Plan or otherwise payable to a Participant under any other plan or arrangement (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.
Unless the Participant and the Company otherwise agree in writing, any determination required under this Section 11 will be made in writing by the Company’s independent public accountants or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 11, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 11. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 11.
12.Accrued Amounts.
In the event of any termination of employment for any reason, as of the Termination Date, the Participant shall be entitled to: (i) any base salary earned but not paid through the Termination Date, paid on the next regularly scheduled payroll date following such termination, (ii) any unreimbursed business expenses that are otherwise reimbursable and (iii) all other vested accrued benefits, if any, due to the Participant, as determined in accordance with the plans, policies and practices of the Company Group and applicable law.
13.Plan Administration
Mirion Technologies, Inc. is the named fiduciary of the Plan and shall administer the Plan, acting through the Administrator. The Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan not otherwise reserved to the Company.
Not in limitation, but in amplification of the powers and duties specified in the Plan, the Administrator shall:
(a)have all powers to administer the Plan, within its sole discretion.
(b)have total and complete discretion to interpret the Plan and to determine all questions arising in the administration, interpretation and application of the Plan,

including the power to construe and interpret the Plan; to decide all questions relating to an individual’s eligibility for benefits and the amounts thereof; to make such adjustments which it deems necessary or desirable to correct any mathematical or accounting errors; and to determine the amount, form and timing of any distribution to be made hereunder.
(c)correct any defect, supply any omission or reconcile any inconsistency in such manner and to such extent as the Administrator shall deem necessary to carry out the purposes of the Plan.
(d)have fact finder discretionary authority to decide all facts relevant to the determination of eligibility for benefits or participation; have the discretion to make factual determinations as well as decisions and determinations relating to the amount and manner of allocations and distribution benefits; and in making such decisions, be entitled to, but need not rely upon, information supplied by a Participant or representative thereof.
(e)have total and complete discretion to adopt, publish, and enforce such rules as the Administrator shall deem necessary and proper for the efficient administration of the Plan.
All determinations by Mirion Technologies, Inc. referred to in the Plan shall be made by Mirion Technologies, Inc. in its capacity as settlor of the Plan.
14.General Provisions
Except to the extent that federal law governs, the Plan will be construed, administered and enforced in accordance with the laws of the State of Delaware.
Any provision in the Plan that is prohibited or unenforceable by reason of applicable law in any jurisdiction shall be ineffective, but only in that jurisdiction and only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions of the Plan.
Participants may not assign or transfer the benefits provided under the Plan. Any successor to the Company (whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company that becomes bound by the terms of the Plan by operation of law, or otherwise.
Nothing in the Plan shall be construed as conferring any right upon a Participant with respect to the continuation of employment, or interfere with the right of the Employer or any member of the Company Group to terminate a Participant’s employment at any time.
For the avoidance of doubt, no severance payment made under the Plan shall be considered as creditable “compensation” under any benefit plan maintained by the Employer or any member of the Company Group, unless specifically provided for under the applicable plan documents or required by applicable law.
If the Employer or any member of the Company Group is obligated by the Worker Adjustment and Retraining Notification Act or any other similar non-U.S., state, or local law (“WARN”) to provide Participants compensation or benefits upon a plant closing or mass layoff, then any benefits provided under the Plan will be reduced or offset by the amount of the compensation and benefits Participants receive under WARN.
15.PLAN INFORMATION
(Information required by the Employee Retirement Income Security Act of 1974)

Plan Name Mirion Technologies, Inc. Executive Severance Plan	Type of Welfare Plan Severance Pay
Employer Identification Number	Plan Year Ends December 31
Plan Number Plan 1 Plan Sponsor Mirion Technologies, Inc. Agent for Service of Legal Process General Counsel	Administrator Compensation Committee Mirion Technologies, Inc. 1218 Menlo Drive, Atlanta, Georgia 30318

16.Cost and Funding of the Plan
The Company (or the Employer) will pay benefits of the Plan out of the general assets of the Company (or the Employer, as applicable), at no cost to the Participant.
17.Changing or Terminating the Plan
The Company, by action of the Compensation Committee, reserves the right to amend or terminate the Plan or the benefits provided hereunder at any time, subject to the provisions of this Section 17. Any amendment or termination of the Plan will be in writing. Once a Participant has incurred a Qualifying Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the payments and benefits to which the Participant is entitled.
In addition and notwithstanding the preceding provisions of this Section 17, for the period beginning on the date that the Company executes a definitive agreement, which if consummated would result in a Change in Control, and ending on the second anniversary of such Change in Control, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for payments or benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the payments or benefits available under the Plan to the Participant (including, without limitation, imposing additional conditions). The provisions of the preceding sentence will no longer apply if the definitive agreement is terminated without the Change in Control having been consummated. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.
18.ERISA Rights

Participants in the Mirion Technologies, Inc. Executive Severance Plan have certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that Participants are entitled to:
(a)examine, without charge, at the Administrator’s office and at other specified locations, all documents governing the Plan; and
(b)obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including a copy of the latest annual report (Form 5500) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. The Administrator may make a reasonable charge for the copies.
19.Prudent Actions by Plan Fiduciaries
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to administer the Plan prudently and solely in the interest of the Participants and beneficiaries. No one, including an Employer, or any other person, may fire a Participant or otherwise discriminate against any Participant in any way to prevent a Participant from obtaining a benefit or exercising a Participant’s rights under ERISA.
20.Filing a Claim
If a Participant disagrees with the determination or payment of such Participant’s benefits, or if a Participant has any questions about receiving these benefits, such Participant should contact the Administrator in writing at the address set forth in the Plan Information above.
21.Time Frame for Claim Determinations Regarding Benefits
If a Participant receives an adverse benefit determination (i.e., any denial, reduction, or termination of a benefit, or a failure to provide or make a payment), the Administrator will notify the Participant of the adverse determination within a reasonable period of time, but not later than 90 days after receiving such Participant’s written claim. This 90-day period may be extended for up to an additional 90 days if the Administrator (i) determines that special circumstances require an extension of time for processing the claim, and (ii) notifies the Participant, before the initial 90-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination.
In the event an extension is necessary due to a Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Administrator sends the Participant the extension notification until the date the Participant responds to the request for additional information.
22.If a Participant Receives an Adverse Benefit Determination
The Administrator will provide a Participant with a notification of any adverse benefit determination that will set forth:
(a)the specific reason(s) for the adverse benefit determination;

(b)reference to the specific Plan provisions on which the benefit determination is based;
(c)a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why that material or information is necessary; and
(d)a description of the Plan’s appeal procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under ERISA after an adverse determination on appeal to the Administrator.
23.Procedures for Appealing an Adverse Benefit Determination
A Participant, or a Participant’s authorized representative, has 60 days following the receipt of a notification of an adverse benefit determination within which to appeal the determination.
A Participant has the right to:
(a)submit written comments, documents, records and other information relating to the claim for benefits;
(b)request reasonable access to, and copies of all documents, records and other information relevant to the Participant’s claim for benefits. Note that a reasonable charge will be made for copies of the Plan document. For this purpose, a document, record, or other information is treated as “relevant” to a claim if it:
(i)was relied upon in making the benefit determination;
(ii)was submitted, considered, or generated in the course of making the benefit determination, regardless of whether such document, record or other information was relied upon in making the benefit determination; or
(iii)demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; and
(c)a review that takes into account all comments, documents, records, and other information submitted by the Participant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.
The Administrator will notify the Participant of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the Participant’s request for review by the Plan. This 60-day period may be extended for up to an additional 60 days if the Administrator both determines that special circumstances require an extension of time for processing the claim, and notifies the Participant, before the initial 60-day period expires, of the special circumstances requiring the extension of time and the date by which the Plan expects to render a determination on review.
In the event that an extension is necessary due to the Participant’s failure to submit necessary information, the Plan’s time frame for making a benefit determination on review is stopped from the date the Administrator sends the Participant the extension notification until the date such Participant responds to the request for additional information.

The Administrator’s notice of an adverse benefit determination on appeal will contain all of the following information:
(a)the specific reason(s) for the adverse benefit determination;
(b)reference to the specific Plan provisions on which the benefit determination is based;
(c)a statement that the Participant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim. Note that a reasonable charge will be made for copies of the Plan document; and
(d)a statement describing the Participant’s right to obtain the information about such procedures, and a statement of the Participant’s right to bring an action under ERISA.
The Participant must exhaust the Plan’s administrative claims and appeals procedure before bringing a suit in either state or federal court. Similarly, failure to follow the Plan’s prescribed procedures in a timely manner will also cause the Participant to lose the Participant’s right to sue regarding an adverse benefit determination.
24.Assistance with Questions
If the Participant has any questions about the Plan, the Participant should contact the Administrator. If the Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. The Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Exhibit A
Restrictive Covenants

1